Exhibit 99.1
News Release
For more information, contact:
Stephen Dupont
ResCap
952-857-6643
Gina Proia
GMAC Financial Services
917-369-2364
GMAC Financial Services and ResCap Announce
Restructuring of Mortgage Operations
Fourth-Quarter Restructuring Charge Expected
MINNEAPOLIS (Oct. 17, 2007) — GMAC Financial Services today announced it is restructuring its mortgage operations, Residential Capital, LLC (ResCap), as severe weakness in the housing market and mortgage industry continues to prevail. ResCap will streamline its operations and revise its cost structure, which will enhance its flexibility, allowing it to scale operations up or down more rapidly to meet changing market conditions.
On Oct. 15, 2007, a restructuring plan was approved that will include ResCap reducing its current worldwide workforce of 12,000 associates by approximately 25 percent, or by approximately 3,000 associates, with the majority of reductions occurring in the fourth quarter of 2007. This reduction in workforce is in addition to the measures undertaken in the first half of 2007 in which 2,000 positions were eliminated.
“We deeply respect and value all of our associates. While workforce reductions are very difficult, we will treat our departing associates with sensitivity in keeping with our values,” said Jim Jones, ResCap chief executive officer.
The reduction in ResCap’s workforce was influenced by sharp downturns in the U.S. residential real estate markets and the global dislocation of the mortgage finance and credit markets. The mortgage industry continues to experience lower overall origination volumes; illiquidity in the secondary market; and adverse trends in home price appreciation.
-more-

As a result of the actions announced today, ResCap will incur restructuring charges, which are expected to range from $90 to $110 million, which will include costs related to severance and other employee-related costs of approximately $55 to $65 million and the closure of facilities of approximately $35 to $45 million. The majority of these charges will be incurred in the fourth quarter of 2007. Consolidated charges are expected to result in future cash expenditures of approximately $85 to $95 million.
The workforce reductions will include a range of administrative and managerial positions. Business units most affected by lower mortgage market origination volumes will incur the most reductions. All eligible associates affected by this workforce reduction will be provided severance packages and outplacement assistance.
ResCap will continue to modify its product offerings based on market conditions, and has sharply reduced its exposure to nonprime and prime non-conforming loans this year. Nevertheless, ResCap will continue to offer a broad and competitive menu of high quality products and will pursue growth plans opportunistically in areas where the company maintains a competitive advantage. In addition, ResCap will continue to leverage its relationship with GMAC Bank and its efficient, dependable sources of funding.
Forward-Looking Statements
In this press release and comments by GMAC LLC (“GMAC”), and Residential Capital, LLC (“ResCap”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s or ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for GMAC and ResCap; the ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; failure to remediate a material weakness in ResCap’s internal controls that could result in material misstatements in its financial statements in future periods; changes in the credit ratings of GMAC or ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
-more-

Investors are cautioned not to place undue reliance on forward-looking statements. Neither GMAC nor ResCap undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
About GMAC Financial Services
GMAC Financial Services (http://www.gmacfs.com) is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and currently employs about 31,000 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion.
About Residential Capital, LLC
Residential Capital, LLC (https://www.rescapholdings.com) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe, Latin America and Australia. The company’s diversified businesses cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers, and resort and timeshare developers.
###

3